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                                                                    EXHIBIT 99.1


                          INSITUFORM TECHNOLOGIES, INC.
                         APRIL 25, 2003 CONFERENCE CALL


Operator:         Good day and welcome everyone to this Insituform first quarter
                  2003 earnings conference call. This call is being recorded.

                  At this time for opening comments and introductions, I'd like to turn the call over to the Chairman and Chief Executive Officer, Mr. Tony Hooper. Please go ahead, sir.

Tony Hooper:      Thank you. Good morning and welcome to the Insituform
                  conference call.

Thomas Cook:      If non-GAAP measurements are used during this call, a
                  reconciliation to GAAP results will be available on our Web site, Insituform.com.

                  During this conference we'll make forward-looking statements, which are inherently subject to risk and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference. We do not assume a duty to update forward-looking statements. Please use caution and do not rely on such statements.

Tony Hooper:      Thank you, Thomas.

                  I will give you our thoughts on the first quarter and on the outlook before opening this call to questions for those investors and analysts who are attending this conference call by telephone.

                  But before I start, if any of you have read the Dow Jones Business News Report on our earnings announcement and forecast this morning, their numbers are all wrong and they will be issuing a correction shortly...

Joe White:        For the second quarter.

Tony Hooper:      ...for this - for the second quarter and rest-of-the-year
                  outlook, but of course they certainly won't admit they were wrong.

                  Turning to the first quarter, this was not an easy quarter for us. Severe winter weather made things more difficult this year but since I have formally foresworn using weather as an excuse, I won't take that one any further.

                  The Elmore piece of our tunneling operation suffered from both insufficient workload and unforeseen costs on one project in particular. This is a project that was bid and awarded prior to our acquisition of Elmore last spring.

                  The problem contracts that came with the acquisition are over and we have some prospects of recovery through claims, but the loading problem there will not go away until the end of the second quarter.

                  We booked a small tunnel project at the end of March and we hope to build substantial backlog in that operation during the current quarter.

                  In the first quarter of this year tunneling - as part of a joint venture - was the low bidder on a project in which our share would have exceeded $100 million. The client - for a variety of reasons - decided not to award the project, and we understand intents to package it with other work and accept bids probably in the current quarter.

                  We will of course continue to pursue this work but the immediate future of this unit would be both brighter and more certain had this work been awarded in the first quarter.


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                  Tunneling projects in general continue to come to bid behind schedule. There are more substantial opportunities in the second and subsequent quarters and we will endeavor to ramp up our tunneling backlog with some large projects.

                  In rehab, we had very strong performance n some domestic units and problems in others. We incurred large costs to exit CIPP contracts in New York, which were not profitable.

                  One of our normally strong rehab units suffered from low backlog and slow releases, and under performed significantly.

                  Kinsel rehab had a difficult quarter with the combination of under loading and operating difficulties. This will improve somewhat in the second quarter because of work recently won, but the unit will not be on plan until the second half of the year at the earliest.

                  The TiteLiner unit exceeded plan and prior year's profits.

                  In Europe, performance in the Netherlands and Spain exceeded plan and prior year, while rebuilding the troubled French operation proceeded with a negative impact on earnings.

                  Notwithstanding these challenges, we posted an 11 percent increase in revenues over the same quarter last year and an eight percent increase in net income. Most of the revenue growth was in tunneling which was up 69 percent.

                  However, tunneling was not the leader in income growth because of the problems at Elmore. Tunneling net income actually fell 23 percent compared to Q-1 2002. The lion's share of the profit increase came in North American CIPP, which improved earnings 45 percent compared to the same quarter last year.

                  In North America the market was unexceptional in the first quarter. As indicated, tunneling bids continued to come to market behind schedule. The level of work put out for bid in CIPP was up a little from last year - about five percent - but down from 2001.

                  Experience has shown that bidding intensity in the first quarter is a poor predictor of the year. Rehab bidding picked up steam in late March and has been much stronger in April. Our success rate in March and April has been good and we are building backlog once again. We hope this market strength will last at least through the quarter.

                  It may only be coincidental, but there appears to have been a positive change in customer mood since the start of the war in Iraq and particularly since its conclusion.

                  Our revenue per foot of CIPP increased again in the first quarter. All indications are that price erosion remains in single digits.

                  The aggregate decline in market price has slowed in each of the last three years. With the strong revenues and relatively weak bookings, we drew backlog down in the first quarter about eight percent overall from the end of 2002.

                  Looking forward, we face short-term issues of loading in some units and concern about release of existing work overall. In tunneling, the second quarter depends on how fast we can start the work we recently booked in Elmore, and how we close out the old Elmore project claims.

                  This is how we arrived at the guidance for the second quarter with a range from two cents per share below last year, to two cents above. This is for continuing operations. Now last year's result was 31 cents from continuing operations, so this means a range of 29 to 33 cents.


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                  Earnings per share in the second quarter last year as
                  reported, were 28 cents because of a three-cent loss in discontinued operations. Our exposure to discontinued operations this year should be much less.

                  We continue to be concerned about the medium-term direction of spending. As we have reported in the past - and as reported by AMSA, the Association of Metropolitan Sewer Agencies - 55 to 57 percent of sewer funding comes from user fees. Fifteen to 20 percent comes from issuance of bonds. Four to nine percent comes from property tax and one to two percent comes from grants from higher levels of government.

                  We've also tried to look recently at trends in spending by cities, which are one of the four classes of domestic sewer customers. The others are county governments, utility districts and private operators. Cities account for 58 percent of our domestic CIPP business.

                  We are working on a study of city budgets - in our sample, the data collected to date shows that city budgets are made up 36 percent from various local taxes, 24 percent from various forms of borrowing, 17 percent from user fees, 11 percent from other governments, which includes revenue sharing with neighboring communities, sharing with counties, and grants and loans from state and federal levels. And 11 percent from all other sources.

                  In fiscal 2003, 30 percent of the sample cities reduced their spending, with an average cut of 4.6 percent. Seventy percent increased spending, with an average increase of 5.5 percent. Less than 20 percent of our sample have announced budgets for fiscal 2004. And what we found is that the - there was no correlation between the overall budget and spending by the city, and decisions that were made about spending in the city's water and sewer department.

                  Looking at city revenue sources, revenue in 2003 from local taxes was flat, with sources like property tax up 4.8 percent, while sales taxes were off 1.2 percent. And income tax fell
                  13.4 percent where those cities had collected it.

                  User fees rose 4.7 percent and borrowing was up 6.4 percent. As may be expected, interest and investment income fell.

                  There is no clear connection between the poor financial health of states and the financial condition of our cities, but whatever effect there is it is negative. It seems to us that the future of city spending depends on raising local taxes, especially property taxes, raising user fees and issuing more bonds.

                  While general economic conditions are not favorable, and state budgets are under great pressure, the issues with municipal spending are largely local.

                  Having said all this, we can only conclude that while the general economy and state (deficits) will not help cities, it is not obvious that this will directly impact decisions about spending in our sector.

                  We think there are some positive factors. We believe that customer desire for our services continues to build, limited only by the local process of planning and raising funds. And as we find more innovative ways to handle the purchasing process, that opens up more opportunities.

                  We have essentially completed most of the cost reduction plan we announced last year, with many of the reductions in force taking place in March and April this year. Reductions in non people-related spending, will continue. We will maintain our focus on cost, which is part of our long-term strategy, as well as a tactic to deal with market conditions. But we have no plans for additional large reductions in force. And we do not plan to cut production capacity.

                  The cost reductions we have made this year will begin to show up in the second quarter results and more so in the third quarter.


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                  We are very happy with our operating cash flow, which from continuing operations was almost double net income in the first quarter.

                  Our cash position - already very strong at the end of the first quarter - will be further enhanced by the proceeds of the $65 million senior note that we placed this month.

                  With a 5.29 percent interest rate and no repayment of principal until the end of the 10-year term, this financing gives us great flexibility. The notes were purchased by some of the existing holders of our 1997 senior notes on terms that are generally more favorable - favorable to us that is.

                  This follows the renegotiation of our credit facility completed in March, which raised our line of credit to 75 million.

                  You will naturally ask what we intend to do with the cash from the new senior notes. The answer is that we have no immediate plans other than paying down short-term borrowings and offsetting the principal repayments of the existing notes. We are not in a hunt for acquisitions.

                  However, an increasing number of companies in this business are under pressure and values are becoming a little more realistic. Our cash position gives us more flexibility to expand by financing internal growth or considering other routes.

                  Our strong financial position also currently enables us to obtain surety bonds and insurance for projects - including very large projects, which are essential in the domestic market.

                  Many of our competitors are under financial stress and one of the first places this shows up is in the difficulty they have with bonding.

                  We're also enthusiastic about the progress of technology development. Our tunneling projects are setting records for production using the methods and approaches we have developed. The installation of our first Insituform structural panel or ISP project is under way and going well.

                  We have authorized investments in our U.S. tube manufacturing operations, which will cut our production costs still further next year. We are using the new Insituform ILS system in parts of two domestic operations. This process is the most dramatic change in CIPP technology in 20 years.

                  Our composite pipe development took a major step forward recently and offers further improvements in our competitive advantage.

                  CIPP order intake in April, as I said earlier was up dramatically. April CIPP orders look like they will be equal to at least 70 percent of what we booked in the whole first quarter. The prospects for May are also strong, giving us hope that we can rebuild backlog this quarter.

                  We are pursuing large tunneling projects and hope to have at least one of these before the end of June.

                  There are enough opportunities in the market, provided the timing is right for us to meet our original projections of five to 10 percent earnings growth this year. We will continue strengthening our company to make it more competitive and able to capture share, and be robust enough to do well even in difficult times.

                  And with that we will open the call to your questions.

Operator:         Thank you, sir. Today's question and answer period will be handled electronically. If you'd like to ask a question, please press the star key followed by the digit one on your touch-


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                  tone phone. If you are on a speakerphone, please be sure to turn off your mute function on your phone in order for your - for your signal to reach our equipment. Once again if you'd like to ask a question, please press the star key followed by the digit one.

                  We go first to, Jeff Beach, with Stifel Nicolaus.

Jeff Beach:       Yes, good morning.

Tony Hooper:      Good morning, Jeff.

Jeff Beach:       Can you expand or quantify - help us a little bit on the
                  hit you took in - expand a little bit on what happened in New York City. And can you quantify a little bit, the amount of cost incurred there?

                  And then the same thing for Elmore and maybe more generally what's happening in California?

Tony Hooper:      I could expand and explain what's happening. I'm not sure I have the details to quantify those things.

                  In the New York operation, we have had contracts with the City of New York and we've had contracts with Newark that frankly we're not equipped with a combination of the mix in the contract, our union setup - and the expectations of the client to perform successfully. By successfully, I mean profitably. And so we have essentially sold those contracts to other people and discontinued work on them. We still do work in other parts of that territory, but we would need to make some changes to our operation to be able to work successfully and profitably with those large cities.

                  That had a non-trivial impact on our cost in the first quarter of this year. The pre-tax effect of that was on the order of $1 million.

                  In the Elmore operation, there are essentially two issues that impacted us in the first quarter. We had a surprise on one of the original contracts where literally, approximately $1 million of subcontract work that had been performed and not billed - that we thought had been paid prior to the acquisition, or had already been - popped up. And so that was a substantial hit.

                  But we are also not covering the fixed cost of that operation in the first quarter because we don't have enough backlog going into the quarter. And as I mentioned, we had a low bid on a very large project in that part of the world, which would have kicked in in the second quarter and begun immediately to give them work. What happened instead is we booked an order which is going to award at the very end of the first quarter and that'll start to put work into that business at the end of the second quarter. But we're going to have a couple of lean months going into the second quarter.

                  We've built the backlog up - the order at the end of March was about $7 million, which is enough to get their operating rate back up in the third quarter.

                  In Kinsel there are really two issues. In general, if we look at - Kinsel has a number of regional operations - in general they had less work that they were able to get to in the first quarter - of course they always make the excuse about how much it rains in Houston in the winter, but I'm not sure it was any worse this winter than last year. We had a combination both of coming in with lower revenues than we expected, and having execution difficulties on contracts in a couple of the newer regions in Kinsel. And overall they came in well above $1 million below our expectation on operating income for the quarter.

Jeff Beach:       Just - back on New York City - have you - actually you
                  physically exited that market and this $1 million you estimated; is there people cuts, office closings, things like that that are gone and we won't see them again?


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Tony Hooper:      The overhead that was associated with dealing with that
                  specific customer is eliminated. So that any repositioning or restructuring of the operation that's required to deal with that change has been done - it's already reflected.

Jeff Beach:       Right, thanks.

Tony Hooper:      Thank you, Jeff.

Operator:         We go next to, Barnie Kursaner with CJS Securities.

Arnie Ursaner:    Hi, good morning.  That's about as bad as it gets mangled.

Joe White:        Morning, Arnie.

Arnie Ursaner:    I'm fine.

                  Real quick question to ask you - I - you may have commented on it - what are you thinking about these days on your JEA contract? And how much of that is built into the second quarter?

Tony Hooper:      Thank you, Mr. Arnie Ursaner, of CJS Securities. Arnie, we are
                  still working off a few million dollars of revenue in the second quarter that relates to the original JEA contract.
                  There will not be any other work on that contract until October 1st at the earliest and I'm not sure that we'll actually have any additional work under that original contract number.

                  What JEA has started doing - somewhat later than we had hoped
                  - is releasing work to bid on the street. And they started doing that in March and so we have picked up some backlog by direct bidding and we picked up a couple of pipebursting jobs in the joint venture and a couple of CIPP jobs.

                  So I'm not sure what exactly what the revenue stream from that will be in the second quarter but I think we'll be looking at another two million to $3 million of JEA work from existing bids and we would - we would hope that JEA will continue to put that work out on the street, and as long as they put it out, we think we're well positioned to pick up the lion's share of that.

                  So I don't think that - as we've announced in previous calls - I don't think JEA is a contract that's going to go back to the run rate that we had in 2002 and that's not built into our forecast but we are at least starting to see some replenishment of real backlog with respect to JEA.

Arnie Ursaner:    And I guess the other broader question I have for you is -
                  unless I misheard you - it sounds like you're perhaps seeing maybe a little weakening of some of the pricing pressure that you've seen in the business. What do you - what do you think is causing some of that to dissipate?

Tony Hooper:      Well I'm not sure that we're - that we're seeing weakening. I think that there's been a belated recognition in some quarters of the fact that there has been price pressure and therefore there have been some stories out there that have exaggerated the rate of price pressure. And sometimes people misunderstand
                  - I'm not always clear on these calls by what I mean, because we sometimes refer to what's happening just in the competitor sector, only the part that we lose, when in fact the market is made up of the part that both we get and we lose. At the risk of over generalizing, Arnie, I think that while there are a lot of people out there who are hungry for work because the utility sector overall has been weak last year, I think that in a lot of places where prices came down that people have - don't have very much more room to cut prices and still be in a positive earnings or a positive cash flow situation. And we see quite a number of indications that people are under pressure, so I do not want to go on record as saying I think that we have hit a flat line here ...

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Arnie Ursaner:    ... Right.

Tony Hooper:      ... But I do - I just don't believe that people have the
                  ability to keep pushing prices down by anything more than mid-single digits.

                  And if - as long as the price decreases are at that level, that is well within our ability to begin to catch up and offset through improvements in productivity and cost.

Arnie Ursaner:    Great, thank you very much.

Tony Hooper:      Thank you, Arnie.

Operator:         We go next to, Michael Braig with A. G. Edwards.

Michael Braig:    Good morning, Tony. I wonder if you could tell us a bit more about the - what appears to be three-way settlements among yourselves, Kinsel and the buyers of the waste-water treatment business - specifically where those amounts indicated show in the consolidated income statement as well as the sector results?

Tony Hooper:      We'll be happy to - I'll pass that over to, Joe, but basically what we've done, Mike, is that the escrow period came to an end with Kinsel and so we settled all of the claims we had against the original sellers, and we also reached agreement with the purchasers of the waste-water treatment and so we have a final settlement of any claims that they have against us with respect to the value of the contracts they bought and
                  - Joe, will tell you specifically where it shows up.

Joe White:        It's going to show up in three lines, Mike. You're going to have a little over 400,000 show up on the other income line and that relates to adjustments to the opening balance sheet for Kinsel. You're going to have a little over 500,000 show up as a credit to interest expense - and that's because of the forgiveness of the notes. And the net is going to - the net between how much we got from them related to discontinued operations and what we paid out to the EIG is going to net about 1.2 million in discontinued pre-tax, or 700,000 after tax.

Tony Hooper:      And the result, Mike, is that all of those numbers are below the operating income line so they will not show up in the sector report breakout that we have, because that only goes down to the operating income line.

Joe White:        That's right.

Michael Braig:    (That's good).  OK, thank you.

Tony Hooper:      Thank you, Mike.

Operator:         We go next to Lorraine Maikus with Merrill Lynch.

Lorraine Maikus:  Thank you. Could you just go through the backlog numbers quickly for me - that eight percent decline that you spoke of
                  - what's the base number that you're using to get there?

Tony Hooper:      OK. Yes this - I agree, Lorraine, it's confusing. What we
                  published to try to keep the two senators happy and the SEC, we put out the backlog numbers in the 10-K and - but we don't add up the totals. So we had $227.2 million of contract value at December 31st, 27.2 million of apparent low bid, and then we have another 34.3 million of apparent low bid for future periods and 20.9 million of work that is in backlog beyond 12 months. Internally I get to add all that up and that takes me up to 309.6 million. So that's the starting number that I have. When you see the 10-Q, what you'll see is those - I guess those four breakouts and you have to do the math again to add it up, but that - off the 309.6, we're down to about eight percent in total, so that's the baseline.

Lorraine Maikus:  OK. And then the adjustments that you made to those 10-K numbers, were those primarily just to remove Jacksonville from the balance?


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Tony Hooper:      No the - we took Jacksonville out of the backlog in September last year. What we - what we did in the 10-K is we've adopted a much more formal standard for how we report orders in backlog. That's partly just to run the business better and partly because of the new rules about disclosure of non-GAAP numbers.

                  One of the challenges in reporting in this business is, how do you value contracts since - with the possible exception of tunneling contracts - most of the contracts we have only have an estimated value. And so what we've done is to put in some extremely rigid rules about the basis for valuation and the need for documentation. And as of December 31st there were contracts that we know we have, that we're working on for-we have one large contract that probably is worth $20 million in backlog and we invoiced seven million of it last year, but I don't have a document that stipulates what the prospective value is. So by our current rules, we can't report that in this backlog.

                  So that's the change we made effective December 31st is to take those kinds of things out. So it's more rigorous, but it's also a very conservative type of reporting.

Lorraine Maikus:  And then you said that orders were strong in March and April -
                  do you have an indication - you know, maybe just a broad percentage of where backlog is today, versus the end of the quarter?

Tony Hooper:      That's a good question, but we - if we looked at he CIPP
                  business, backlog has got to have gone up by 20-plus million in the first three weeks of April. And I don't have the - I don't get weekly bookings numbers for all of the other businesses so I can't tell you how they are, but in general we're probably going to be up something close to 10 percent above the December 31st number at the end of April. And hopefully better than that at the end of June.

                  The second quarter again - there's no - there's no repeatable seasonality to bookings in this business. Last year the second quarter was spectacular and then we saw that the third and fourth quarters were weaker but that's not a pattern that's consistent with prior years. There's no clear pattern. So it looks like this second quarter is also going to be very strong. We have no way of knowing for sure whether the prospects that are in there for the third and fourth quarters will come to pass so that we can only speculate about that. But we do expect now that we ought to see a big pickup in our order bookings across the board in the second quarter, and have a substantially stronger backlog at the end of the second quarter than we had coming out of either the first quarter or the end of last year.

Lorraine Maikus:  And then finally, in terms of tunneling, last quarter we had fabulous margins because of project closings this quarter - things were pretty bad - is there a run rate - what you would expect going forward excluding all of this noise that we've had over the past couple of quarters?

Tony Hooper:      Yes the - actually the core tunneling business - that is the tunneling business excluding the issues with Elmore is still doing very well. They were substantially above their expectations for the first quarter. So what we looked at is the total business and we will work our way past this. The contract issues at Elmore are now behind us and from here it can only get pick up - and we'll put some backlog in there and then we'll start to run. That is a business which ought to be producing double-digit operating income. We should see operating income in the 10 to 12 percent range, which means that we're looking at gross margins that are around 18 percent.

                  And there's some fluctuation up and down quarter by quarter. But that's the expectation we would have for that business.

Lorraine Maikus:  OK, thank you.

Tony Hooper:      Thank you, Lorraine.


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Operator:         We go next to, James Gentile, with Sidoti & Company.

James Gentile:    Morning, gentlemen. The $500,000 that you referred to with the negotiations taken out of interest expense - is that primarily why you're interest expense is quite low in the quarter?

Joe White:        Absolutely, James.

James Gentile:    OK, great. So we should expect about a million-and-a-half or so in the next three quarters of this year?

Joe White:        I'd say go back to our previous run rate, add a little bit just because we now have the senior note ...

James Gentile:    ... senior note right.  OK, great.

                  Also you know, could you - all the basic margin and backlog and questions have already been answered - could you - you mentioned, Tony, in the conference call about - you know, your happiness with the development of the structural panels. Could you kind of give us some insight into how that's going to change the landscape? Is that going to essentially replace your core CIPP business? Is it opening a new market? What's the opportunity there essentially?

Tony Hooper:      OK, that's a good question. I couldn't have fed you a better question. There are certainly people here who believe that any product that we add cannibalizes CIPP - I'm not a person who believes that. I think that the type of project that is addressable with the structural panels is one that would not have been a good candidate for CIPP rehabilitation. So I believe it opens up a new market.

                  In terms of what the potential is, my expectations are that we should grow that to a $30-plus million business in short order. We have basically taken the first project and are trying to work through the first project to make sure that we have not only all the installation issues, but all of our supply-chain issues because - consistent with our strategy, we've designed the basic product from scratch ourselves and we are working with a partner to manufacture the panels for ourselves. And we're creating the installation techniques and toolings ourselves, so we're working through this one large project. And we really have not been out bidding this work and don't intend to until this project is substantially complete. But I think it can be a very nice addition and be purely complimentary to what we have right now.

James Gentile:    Look at - is - are gross margins comparable to - you know, your existing CIPP business for example?

Tony Hooper:      I think that the margins in that kind of work are probably going to be in the high teens to low twenties, depending on what the mix is on the job.

James Gentile:    Yes.

Tony Hooper:      However, it doesn't take the - you have to remember the
                  structure of the CIPP business is, there's a great deal more asset and fixed cost required to run the cured-in-place business.

James Gentile:    OK.

Tony Hooper:      So these other businesses produce good returns at the
                  operating margin line and at the return on investment and equity line without having to have the same gross margin.

James Gentile:    Great. And could you just give us a just a little insight into the kinds of projects that would be more appropriate for structural panels versus CIPP - it might be too technical but I'm curious?

Tony Hooper:      Well I can always try to confuse you with technical BS but basically looking at projects that are large diameter - that is they're comfortably man entry - in this country we would not use that for projects where the entry was difficult, so it's typically going to be projects that are 72 inches in diameter and larger. It's particularly appropriate when you have a non-circular cross section. It is able to handle offsets and other kinds of irregularities and discontinuities in the pipe that are much more difficult to do with CIPP because it's - in CIPP you are essentially putting a single sleeve into the host pipe ...

James Gentile:    ... Yes.

Tony Hooper:      and here we can custom manufacture each section as required.

                  We can also repair different degrees of deterioration in the host pipe as we go along through it. So only a very small portion of our footage and revenue in CIPP comes from things that are 72 inch and above. So I think it really adds on to that market for us.

James Gentile:    Excellent, thanks a lot. I think it was a petty reasonable quarter given the environment so.

Tony Hooper:      Well thank you for your comment - appreciate that.

Operator:         We go next to, Larry Baker, with Legg Mason.

Larry Baker:      Morning.

Tony Hooper:      Morning, Larry.

Larry Baker:      Can you talk - just go back to the sort of the tone of
                  business - I mean you talked a little about pricing but I'd like to know first of all the number of orders in the first quarter - or the volume of orders in the first quarter - you said April would be 70 percent of that.

Tony Hooper:      That's right. I mean in the first quarter - you know, the
                  book-to-bill ratio was well below 1.0. So we've got therefore a decline in backlog in the first quarter and what we saw at the very end of March orders picked up. A bigger chunk of what came through in the first quarter, came through in the last two weeks of March. What we've seen in the first three weeks of April is that bids that were delayed from the first quarter to the second quarter are actually coming out right now and not being pushed into the latter part of the second quarter.
                  And more of the work that was scheduled to come to bid in the second quarter is coming - again in CIPP - is coming out to bid on schedule - and so we're picking up.

                  If you recall last year's second quarter we had approximately $100 million in bookings in CIPP and we're - we are looking as if this April when we have the final numbers in it's going to at least beat, if not beat handily the bookings result that we had in CIPP last year.

                  When we talked about this tone - that's a very ephemeral thing, Larry, but I spent a lot of time on the road in the first quarter talking to cities and talking to various types of people in the business and I certainly did not get a sense of optimism - I got a lot of trepidation about what was going to happen to budgets and so on.

                  But what we're seeing in the latter part of the quarter - and now certainly in April - is more optimism. And whether that is in fact related to the war or not, I think people are not as pessimistic about what they're going to do with their budgets. At the beginning of the year and the end of last year we had people telling us that they weren't certain that they could maintain spending. We had a couple of large clients that talked about not having money - not every one of those, but some of those people have come back and actually put the money into their - the balance of their 03 budgets and believe they're going to have it in their '04 budgets, so I think that there's some more positivism about the trend of spending there.

                  We still see, Larry - we still see all of the local if you like, political issue delays. Places where people have changed administration last year in their local election and therefore there's a changeover in their planning and they haven't put out nearly as much work.

                  We have substantial contracts out there right now on which we should have had releases so far this year, where we've yet to have releases and we expect to see some of that shake loose pretty soon. Least that's what our hope is.

Larry Baker:      Just clarification - you said that you thought April would beat last year - you mean the second quarter ...

Tony Hooper:      ... second quarter ...

Larry Baker:      ... of last year - April ...

Tony Hooper:      ... April of last year ...

Larry Baker:      ... Yes, OK.

Tony Hooper:      We think April will beat the April bookings from last year.

Joe White:        April of last year was the biggest quarter - or biggest month in the quarter.

Larry Baker:      And then the good quarter?

Joe White:        Yes.

Tony Hooper:      Yes.

Larry Baker:      OK. The - earlier there was talk of a number of large $500,000 and up programs that would be coming to market this year. Is - do you still see those - have you seen them yet? Or has the timing changed on those particular large orders?

Tony Hooper:      Well, you're talking about the ...

Larry Baker:      ... cities with large ...

Tony Hooper:      ... You talking about cities with - you know, with 500
                  million plus ...

Larry Baker:      ... year programs ...

Tony Hooper:      ... Yes.

Larry Baker:      ... Right.

Tony Hooper:      Well if you pick up the popular press, you can see people who write articles about all the cities that are going to be spending money - in fact I can only think of two or three of the top 20 programs in the country right now that are running at anywhere near full pace. Frankly all of the other large cities have spent nowhere near in the first half of this year, what one would expect from that and again we're seeing issues with changes in administration and planning. I think everybody who reads the papers is familiar with the transformation that's taken place in Atlanta, but there are other cities where there have been either changes of administration or changes in the management of the sewer utility, which have resulted in spending plans being stretched out or bond issues being delayed, so we are not benefiting right now from any new program - there's no customer program that has kicked in in the first half of this year that is buoying our results. To the extent that that's going to happen - that's all in the future.

Larry Baker:      OK. So that's real good half empty - half filled - depends on how you look at it answer?

Tony Hooper:      Well not - again - it's not a good thing for me talking to investors to discourage people from believing in mega projects because that would tend to lower expectations. But I certainly can't build our business plan based on the hope that a city is going to kick loose hundreds of millions of dollars of work. I have to build a business plan based on what's going to happen in the next - you know, six months, 12 months and 18 months and put the capacity and resources in place to deal with that.
                  So we always look at a much more practical horizon.

                  It's great if those things come to pass - if we have a large customer that slows down releases, that really hurts us, but we are going to inch our way forward here whether or not we see those - large projects coming out any time soon or whether they're in steps or staggered in the future.

Larry Baker:      OK. Fair enough. Just two more questions. One is you talk
                  about the head count reductions were completed sort of late in the quarter or even into April. Were there costs associated with that? And could you help quantify some of the benefits you'd expect to see going forward?

Joe White:        Larry, if you remember right in the third quarter last year we took a restructuring reserve?

Larry Baker:      Right.

Joe White:        That included the cost of the people to come out.

Larry Baker:      OK.

Joe White:        So there are no additional costs coming out. All you'll be seeing in the future is the savings on the head count.

Larry Baker:      OK.  And that was annualized at around four million?

Joe White:        In ...

Tony Hooper:      ... Yes ...

Joe White:        ... in total ...

Tony Hooper:      ... in total. And part of that is already flowing through and the balance will start to pick up and flow through in the second and third quarters of this year. So we will see some - see some dip in the overhead rate on a net basis in the second quarter - that's what we expect. And we ought to be getting a little better than that even in the third quarter.

Larry Baker:      OK. And just then to go back to New York - just one final
                  question. Can you sort of do a lessons learned or what went wrong - how did you get into contracts that were this awful?

Tony Hooper:      I think the simple answer really wouldn't play well - I'd have to fire myself if I told you the real reason - but the answer is that there are - there are places where if we're going to apply our model of being the low-cost producer and being cost competitive, we can't just accept whatever hand is dealt us and we went into New York with a very different labor situation than what we have in our other unionized operations situations. We went in - into a market where previously the operation had been primarily as a subcontractor and we jumped up to operating as a prime contractor without necessarily being well equipped to do that. So I think there are - the issues are primarily tactical. We will go back in that market at some point when we think that we're positioned to do that.
                  I - there's not a broad strategic lesson to learn there - essentially when we apply our model correctly and we understand what local conditions are, it works for us.

                  And when we don't, what we have to do is we have to take our lumps and work our way off the contracts. And what we decided to do here was we found somebody else - rather than prolonging the misery - we found somebody else to whom we could assign those contracts and have them perform them for us and so allow us to end that era.

Larry Baker:      OK. And - sorry - just had one final thought occur to me. You added a new president during the quarter I believe - can you talk a little about what his role will be?

Tony Hooper:      Oh, absolutely. He's going to do all the work and I'm going to take all the credit. No, we have for some time, Larry, here believed that the - as the company got larger and execution being such an important issue, that we really wanted to have a separation between the CEO role and the chief operating officer role. And that the amount of time that I had to spend on issues that were down into a fairly detailed level of operations, cut into things that I should do as chairman and CEO of the company, both with respect to business development and with respect to the - to relationships with our major customers. So in effect what, Tom Rooney, will be doing is literally running all of the business on a day-to-day basis and I will get myself completely out of the loop on all those things that are short term and detailed. And I think we have a much stronger management team now with the addition of that position, and particularly with the addition of Tom, who comes with an unusually seasoned background to this company. He's got a lifetime of experience in various types of contracting, he's worked on different types of projects all over this country and we've never had anybody that we've hired at a senior level that came with that specific development in this business. So I'm very happy that we've brought him on board.

Larry Baker:      Thank you, Tony.

Tony Hooper:      Thank you, Larry, good to talk to you.

Operator:         We go to next to, Todd Vencil, with BB&T Capital Markets.

Todd Vencil:      Morning, gentlemen.

Tony Hooper:      Morning, Todd.

Todd Vencil:      Just to make sure I understand with regard to cured-in-place pricing in North America - what I understood you to say was that revenue per foot is up quarter-over-quarter but it's down mid-single digits year-over-year?

Tony Hooper:      No, our revenue per foot is up quarter-over-quarter from last year and first quarter of 2003 is above full-year 2002 - that's our revenue. And if we look at the market as a whole, the overall market last year - combination of what we had in revenue and orders that were booked by other people because I can't recognize their revenue, I only can recognize their order intake so they aren't time phased exactly right. The overall market declined in low-single digits last year in price and looking at what pricing was in the first quarter of this year, this pricing in the first quarter is often lower than the rest of the year because people try to - try to build up backlog early in the year. There - you can't draw firm conclusions from it but it's at very worst it's no more price pressure than we've seen in the last years and you could interpret that even more positive if you wanted to say the price pressure has abated. And we've certainly seen our success rate go up towards the end of the first quarter and again in April, which is a further indication of what's happening to pricing. I don't make any prediction or representation about the longer-term trend of that but that's certainly what's happening right now.

Todd Vencil:      So with regard to the different directions between the overall market and Insituform's price per foot - is that a mix issue?
                  Is it a market issue?

Tony Hooper:      No, I mean there - when you look at our price per - the price we have in revenue and the price that you have in the market - the total market is going to include people who bottom feed
                  - it will include the people who come into this market from elsewhere and put in very, very low bids that none of the usual players would touch. So that there's always going to be in a public bid market a piece of the market that the serious players don't dabble in and that'll be at prices that are several percentage points below where the market average is.

Todd Vencil:      Yes. OK. Cap ex for the year - I guess you talked in the (K)
                  about $5.6 million that you might use to upgrade facilities and then you mentioned some changes with regard to the line of manufacturing. Can you - can you talk about what cap ex should be this year?

Tony Hooper:      Well we are going ahead with the - that 5.6 million, which is
                  - which relates to manufacturing ...

Todd Vencil:      ... Yes.

Tony Hooper:      ... we have been holding back on maintenance cap ex in the
                  CIPP business because we believe that they have - there are places where people actually have to have additional equipment, but we've been holding back on the replacement of equipment because I believe the fleet is relatively new right now and I don't want to see our run rate for equipment cost go up unless we add more capacity. We're probably looking at a net cap ex this year in the order of 15 million, subject always to the issue of what we book in tunneling.

Todd Vencil:      Yes.

Tony Hooper:      There are some of the large tunneling projects that are in the pipeline right now specifically require the purchase of new machines. And we're very happy to see that because that limits the playing field of who can bid and if we are looking at those kind of projects you can see another - you know, $10 million per project of cap ex - again that wouldn't necessarily be net for the year because what we typically do is finance the construction and progress of those machines and then do at least a partial sale lease back, whether we own 100 percent or half of the machine and that could drive up our net cap ex slightly. But otherwise I think we're in the ballpark with the 15, $16 million number.

Todd Vencil:      OK. And final thing - you had mentioned I guess last quarter that you might get more aggressive at the level for your trading on repurchases of stock - I believe that's correct and
                  - you know, given your comments about cash before, can you just sort of revisit that issue?

Tony Hooper:      Well we bought back about 110,000 shares in the first quarter.

Todd Vencil:      OK.

Tony Hooper:      So we haven't been terribly voracious there. We certainly had the opportunity and if we see downward pressure on the stock, there are places at which our model kicks in more aggressively. And we - the stock buy-back program is there and we will continue to buy but we do not have any plans right now to ramp up the rate at which we're buying stock.

Todd Vencil:      OK.  Thanks a lot.

Tony Hooper:      Thank you, Todd.

Operator:         We go next to John Quealy with Adams, Harkness & Hill.

John Quealy:      Hi, good morning.

Tony Hooper:      Morning, John.

John Quealy:      Said in your release you had some success in booking orders -
                  couple - in two or more of your rehab trenchless technologies.
                  Could you talk a little bit more about that - specifically in context looks like CIPP orders in April are picking up nicely so just wondering if you could expand on those two a little bit?

Tony Hooper:      Yes, absolutely. One of the things that is part of our
                  strategy is that we are very successful in our individual niches, but that means we tend to be essentially pursuing projects where the owner has already decided on the type of work to be done.
                  And we've invested over the last few years in developing much better high-level relationships with our customers to profit best from that. What we want to do is to take projects where they would either be using simply dig or not understanding what the optimal mix was on the project and going in there and selling them an engineered solution. For example you would look at a project where part of the line is going to go under an open area that can be dug up. It's either a field or a parking lot or a park and therefore the value of trenchless is a lot lower, but the other 40 percent of the project is trenchless. It's to our advantage if they will put that into a single project and if they will allow us to decide what the optimum mix of techniques is. And we've had a few successes like that. We've also had now some successes in which we have taken multiple trenchless technologies and explained to the owner - you know, on a project for two, three, $4 million, that the best way to do that is to dig a piece of it which we will subcontract out or perform with Kinsel or do with a partner. But that a combination of CIPP and pipebursting and other rehab techniques allows us to do the complete project in the most cost effective way. And we'd like to see that kind of bundling and I think we're going to see more of it.

John Quealy:      Great, and just in the second part of the question with
                  regards to some strength in that April CIPP, can you give us an indication of the proportion of that business that was sort of booked or coupled with another technology if it's relevant?

Tony Hooper:      I think somewhere between five and 10 percent of what was
                  booked so far in April are orders that involve more than one technique on a single order.

John Quealy:      Great, thanks very much.

Operator:         We go next to, Greg MacOsko, with Lord Abbott.

Greg MacOsko:     Yes, thank you. If I could follow up on that dollar per square foot on CIPP - simply put does that mean that your pricing has gone up year-over-year and the market's is kind of eroded?

Tony Hooper:      Yes, our pricing in 2002 was higher than our pricing in 2001 and our pricing in 2003 is higher than our price in 2002. So yes we have in fact, in effect raised prices. Now you can raise prices just by no longer doing some of the work at the lower price - it's not the same as saying that we had - that we sold 5,000 bushels last month at $1 a bushel and this month we're selling if for $1.05, it means that last month - say last year we sold 5,000 bushels of which 4,000 were at $1 and 1,000 were at 80 cents. And this year we've gotten rid of the 80 cent ones and we're selling things that bring the mix up.
                  And the - what we think we've seen is that there are people who've come into the market and pushed the price down in a short term in some areas to levels that don't make a lot of sense. And so we essentially let them do that and not pursued it directly and wait for them to get into trouble and go away.

Greg MacOsko:     Good. With regard to the previous question, you said that five to 10 percent of April's CIPP work was complex. Is that - are you winning more than your fair share of that - those kinds of projects and is that kind of where you concentrate in CIPP?

Tony Hooper:      Frankly we're very happy to continue taking all of the
                  straight, pure CIPP work that comes out, but in general, projects are being awarded with broader scope. So what we've seen happening to us is that the non-CIPP content of CIPP projects continues to grow. To take that from being a liability to us - having to sub out non-core work - we're trying to turn that into an asset by going after projects at the planning stage and having them put in multiple trenchless techniques that we can perform. It's not going to replace what we do, but I think it's adding more market-share potential and it's part of what is helping to raise our market share.

Greg MacOsko:     Yes. OK. And with regard to tunneling - you know, the strong
                  69 percent growth there - I guess - would you say that the projects that you won would be in that core tunnel that you won, or that you got in the quarter were in that core tunneling area in that we could fairly expect that these new projects are 18 percent growth - 10 to 12 percent operating margin?

Tony Hooper:      Yes. I mean not every project is going to come out that way but that will be the composition of the business in general going forward.

Greg MacOsko:     OK. And if I could just look at it on a overall basis - I mean basically your profit numbers came in pretty close to your expectations and yet the conversations throughout the - at least the first part of the call has been well we had problems here and problems there and problems here - you identified quite a number of difficulties and problems and yet you were still able to overcome those and kind of reach a profit goal that you had expected. Could you give me a sense of - does that mean that if you didn't - if you had half those problems, you would have done much, much better?

Tony Hooper:      Yes, I think the issue is that we have to be candid today, even if we don't want to be, thanks to the new rules and so you can see that roughly two cents of what we show in continuing operations came from these settlements so we would only just barely have been within our prediction range if we hadn't had that.

                  But what we did have - to have a 45 percent increase in operating income from the first quarter of last year to this year in CIPP - with the difficulties that we had with shortfalls in some areas means that the places that were strong were extraordinarily strong. So that the regions right now that have good loading are performing in a very strong fashion. And the tunneling business - absent the issue of settling this last contract in the Elmore acquisition and getting some work back in Elmore is substantially ahead of plan.

Greg MacOsko:     OK.

Tony Hooper:      So, we see these - the strength is there - for us the key
                  right now is to get rid of problem things like an Elmore contract or contracts that make no sense with a particular client in New York, and to load up the business with good work. And that's the path that we're on.

Greg MacOsko:     And if I could just focus on those quote, problem areas
                  - is New York the most recently - one project that had a problem? What is the newest project that had a problem? Well you've settled now or in the process of settling?

Tony Hooper:      That's a good question. The issues in - with respect to that customer in New York have been going on for a while and we've basically just made the decision to stop doing that work. So those are the same issues that we had during last year. At
                  Elmore we thought this contract was settled because we thought we wrote down everything at Elmore at the end of last year, which we explained at some length in both the K and on the conference call. Really what happened on that contract was this surprise invoice. It wasn't that the project had steady deterioration during the quarter - $1 million - two bills showed up for a total of $1 million which was completely unexpected and that just killed what was left of that project for the quarter.

                  We will get the loading problem in Elmore behind us because we've got some bookings now and we will get bookings going forward. And that team is no longer focused on cleaning up the old contracts and the difficulties that go with those contracts. It's focused on growing the business and I'm - the team that's running that is the same team running tunneling and they've done very, very solidly for us in the past three, four years.

                  We have - I think what we have in this second quarter and maybe even going to the third - we have one CIPP region that normally is an excellent producer that's lean on backlog and will not meet our expectations for the next four to five months. And the key to that simply is we got to put more work in there. Now that work is picking up, we'll do that and that work will start to flow through.

Greg MacOsko:     OK, and with regard to your mention of the 30 percent of city budgets are down four percent, and 70 percent are up 5.5, do you have any sense of how that was a year ago or is - or six months ago or anything - or do you have any ...

Tony Hooper:      ... Well - yes, what I'm comparing there is the 2003 fiscal budget, which is the year - fiscal year coming to an end, with fiscal 2002. I do have the database to compare '02 to '01 but I haven't - I haven't got those numbers in front of me right now. And what I'm more interested to see is what '04 looks like and right now only about I think 15, 16 percent of the people who are in our database have reported their expected
                  '04 budgets.

                  So what I'm looking for and I have my poor, harried staff working on is - to checking every day to see who's issued budget data for 2004, so we get some idea of what the outlook is for the cities. Again I've been telling the investment community that we're working on this study because it doesn't seem to be another source and I could ask the question. I'm not able to correlate the city spending with spending by those cities in the water and sewer sector - I can't tie those two together. I just think that if I have a comfort factor if I've got a better understanding of what the magnitude of the financing issue is with cities, because there's so much noise out there and deservedly so about the problem at the state level. State budgets are in very serious trouble in the U.S., running large deficits and a lot of states have a constitutional problem with not being able to run deficit.

                  City, in fact - we have one of our members of our board is an expert on state finance - City budgets are in a different category entirely than state budgets and a different financing method than federal budgets. Cities run very large amounts of additional debt every year and that's a key part of their financing. It's a lot closer to the way the federal government runs than the states. I'm just - I'm trying to get a better handle on what the climate's going to be at the decision-making level in these cities and whether they think they're under pressure or whether they've got a way to keep moving the budget forward.

                  And these studies are complicated because if you have to look at different populations. If you - if you put the top 10 cities in the plan - you know, the budget of New York is equal to he budget of the next 30 largest cities and it kind of skews the samples, so we have to do a lot of stroking to get good data.

Greg MacOsko:     OK, thank you.

Tony Hooper:      Thanks very much, Greg. We have time for one more question here.

Operator:         We return to, Jeff Beach, with Stifel Nicolaus.

Jeff Beach:       Hi. Can you give us first quarter backlog numbers by
                  tunneling, by categories and then somehow be able to - because you've changed your definitions - try to relate that somehow to your goal December - some other relevant point?

Tony Hooper:      The answer, Jeff, is I have the internal management numbers here for that, but because of the strictures of reporting, until we have done the audit of those non-GAAP numbers and are ready to put them into the Q - if I issue them today I may have to retract them. Because - I mean I don't want it to - you know, to be coy with you but we need - we go through an audit process now to make sure that the contracts that are actually in the system as reported, have the supporting documentation. And that process - I checked with the young woman who runs that process this morning and she was about 70 percent complete.

                  If you want to know what - but I can characterize overall.

Jeff Beach:       OK.

Tony Hooper:      What you've got is - there are three large buckets which is the total rehab in North America, rehab in Europe and tunneling - and the European backlog is going to be up slightly and you've essentially got - the draw down then is in the rehab piece in North America and tunneling and I think it's going to be roughly the same percentage in both of them from the end of December to the end of March. And I don't have a comparison in front of me to compare them to where they were at the same period last year that's on the same basis.

                  Because the reporting data that I have for 31st of March agglomerates things that today - that don't go in to the categories and put into the K so.

Jeff Beach:       All right.

Joe White:        Twenty, 30 million.

Jeff Beach:       And the last question from me because I think tunneling is becoming so important - can you expand a little bit more - separate and talk about the core tunneling, and then separately the microtunneling. It sounds like there may have been a regional issue in California that's picking up, but what's happening - we had a very tight market - if projects are delayed, is it going to become sloppy? Can you talk a little bit more about the outlook for both segments of that?

Tony Hooper:      Yes, well we don't really internally break the segment down between tunneling and microtunneling so I don't have data on that. My response is going to be potentially anecdotal. The break out of Elmore, which is not considered as a separate operation except on a retrospective basis, is not between microtunneling and tunneling. Basically the Elmore operation does the same work so microtunneling and tunneling are nested together.

                  There are differences in the market, firstly because in the tunneling business we're dealing primarily with larger projects today. Five years ago our projects were - you know, a big project was just over 10 million - today 10 million is a small project for us and a large project is well over 100 million.

                  Microtunneling jobs don't go that large but I think as you know, Jeff, there's microtunneling and microtunneling. You have a crossover point at which you could use either technology - that is there are tunnel-boring machines that are of the same size as the microtunneling boring machines, and the election of which technology to use in an eight-foot tunnel for example, depends on the specific conditions of the job.

                  Where I think it - that microtunneling has been a highly competitive and somewhat spotty business for most people is in - is in the small end. For people looking at things that are two and three feet that they're calling microtunneling where the terminology gets a little blurred, because it's tunneling but it looks an awful lot like drilling. And when we get - the really small stuff that we do, we do inside the rehab operation - we consider that part of - even though it may technically be microtunneling, you consider that part of just new pipe installation by a combination of guided boring, on line, on grade installation, horizontal drilling, and very small microtunneling.

                  And that - and that business is - that's not a huge business - that's only a - you know, five to $10 million a year.

Jeff Beach:       Just focusing then on this - you know, your larger projects -
                  is that market because of the delays which - was a tight market becoming a little sloppier? Or is still a very tight market for the few players there are?

Tony Hooper:      Well I think on a small - a smaller tunneling project you may see people who are relatively unqualified show up and do silly bidding. But there aren't people who are going to show up and be anything but serious for a large project and it doesn't matter whether the market is tight or loose, I don't think there's any utility that's going to give us an extra 30 percent or 10 percent on a project. And those are projects where if you have three bidders, that's a high number. It's not uncommon to see only two joint ventures or two consortiums bidding, because the spectrum of players that can do those kind of jobs is fairly limited. And our strategy is to be very, very cost competitive in that business, which we are - it's not easy to beat us. And to develop our capabilities to be the prime contractor and to form strong alliances with good contractors who do things that we don't do, like sinking shafts and ancillary work, so that we can put together strong joint venture bids.

                  So I - that business I don't see changing but I don't think that business was ever tight in the sense that we saw tightness in things like the CIPP market or in some of the overcrowded parts of utility like horizontal, directional drilling, where we had thousands of people who were putting in fiber optics that suddenly went and looked for new things to do.

Jeff Beach:       All right, thanks.

Tony Hooper:      OK. Thank you all for attending, I appreciate that. We hope we answered your questions.

                  As we look forward I think we've given you a pretty balanced assessment of the future. We listed the things that we like - we're happy with the flow of orders at the current time. We're happy with the progress on the issues that confront us in launching our new technologies and in reducing our costs - we have a good piece of that behind us.

                  There continues to be uncertainty about what the market's going to be like in fiscal 2004, but the opportunities that we have on the horizon right now continue to be exciting and we're trying to position ourselves so that we will do well even if the market doesn't strengthen. And if the market does start to pick up then we will do very well indeed.

                  Once again, thank you all and good morning.

Operator:         That concludes today's conference call. Thank you for your participation, you may now disconnect.

                                       END